EXHIBIT 23.2


                        Consent of Independent Auditors


The Board of Directors
Delta Petroleum Corporation

We consent to the use of our report dated October 5, 2001 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary (the Company) as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2001 included herein; our report dated December 29, 1999 relating to the statements of oil and gas revenue and direct lease operating expenses of the Company's New Mexico Properties for each of the years in the two-year period ended June 30, 1999 included herein; our report dated February 7, 2000 relating to the statements of oil and gas revenue and direct lease operating expenses of the Company's Point Arguello Properties for the year ended June 30, 1999 and nine month period ended June 30, 1998 included herein; and our report dated November 28, 2000 relating to the statements of oil and gas revenue and direct lease operating expenses of the Company's North Dakota properties for each of the years in the two-year period ended June 30, 2000 included herein; and to the reference to our firm under the heading "Experts" in the registration statement.



                                         /s/ KPMG LLP
                                         KPMG LLP

Denver, Colorado
November 29, 2001